Exhibit 10.8

EXECUTION VERSION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Employment Agreement”), dated July 7, 2017, is entered into by and between The Simply Good Foods Company, a Delaware corporation (the “Company”), and Joseph E. Scalzo, in his individual capacity (“Executive”). The “Effective Date” of this Employment Agreement shall be the Closing Date, as such term is defined in that certain Agreement and Plan of Merger, dated April 10, 2017 (the “Merger Agreement”), by and among Conyers Park Acquisition Corp., a Delaware corporation, the Company, Conyers Park Parent Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Parent Merger Sub”), Conyers Park Merger Sub 1, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent Merger Sub (“Company Merger Sub 1”), Conyers Park Merger Sub 2, Inc., a Delaware corporation and a wholly-owned subsidiary of Company Merger Sub 1 (“Company Merger Sub 2”), Conyers Park Merger Sub 3, Inc., a Delaware corporation and a wholly-owned subsidiary of Company Merger Sub 2 (“Company Merger Sub 3”), Conyers Park Merger Sub 4, Inc., a Delaware corporation and a wholly-owned subsidiary of Company Merger Sub 3, NCP-ATK Holdings, Inc., a Delaware corporation, solely in its capacity as the Majority Stockholder, Atkins Holdings LLC, a Delaware limited liability company, and, solely in its capacity as the Stockholders’ Representative pursuant to Section 10.15 of the Merger Agreement, Roark Capital Acquisition, LLC, a Georgia limited liability company; provided that if the transactions contemplated by the Merger Agreement (collectively, the “Transaction”) are not consummated, this Employment Agreement shall be null and void ab initio and of no force and effect.

WHEREAS, pursuant to that certain Employment Agreement, effective as of February 11, 2013, by and between Atkins Nutritionals, Inc., a New York corporation (“Atkins”), and Executive, as amended by that First Amendment to Employment Agreement, by and between Atkins and Executive, entered into as of August 12, 2013 (the “Prior Agreement”), Executive provides services to Atkins; and

WHEREAS, subject to the consummation of the Transaction, the Company seeks to retain Executive’s services pursuant to the terms of this Employment Agreement, which will supersede the Prior Agreement in its entirety; provided that, for the avoidance of doubt, the parties’ entry into this Employment Agreement will not constitute “Good Reason” to terminate Executive’s employment under the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

SECTION I. TERM OF EMPLOYMENT

Subject to the terms and conditions set forth in this Employment Agreement, the Company agrees to employ Executive and Executive agrees to be employed by the Company for an initial term of five (5) years, starting on the Effective Date and ending on the fifth anniversary of such date (the “Initial Term”). The term of this Employment Agreement will automatically renew for additional one year periods (each, an “Additional Term”) unless, at least 90 days prior to the expiration of the applicable Initial Term or Additional Term, either party provides the other party with written notice of non-renewal. The employment term described in this SECTION 1 is referred to in this Employment Agreement as the “Term.” Executive’s primary place of employment shall be at the Company’s corporate headquarters in Denver, Colorado, provided that Executive understands and agrees that Executive will be required to travel from time to time for business purposes.

SECTION 2. POSITION AND DUTIES AND RESPONSIBILITIES

(a)      Position. Executive shall be the Chief Executive Officer and President of the Company. Executive shall report to the Board of Directors of the Company (the “Board”). In addition, if the Board appoints an Executive Chairman of the Board and/or an Executive Vice Chairman of the Board, Executive shall also report to such Executive Chairman of the Board and/or Executive Vice Chairman of the Board, as directed by the Board.

(b)       Duties and Responsibilities. During the Term, Executive shall serve as the Chief Executive Officer and President of the Company and shall devote all of Executive’s business time, skill and energies to promote the interests of the Company and to serve such positions with the Company as may be reasonably assigned by the Board and, if applicable, the Executive Chairman of the Board and/or the Executive Vice Chairman of the Board and which are consistent with the title of Chief Executive Officer and President of the Company. Executive shall undertake to perform all of Executive’s duties and responsibilities for the Company and any current and/or future entity that is controlled by the Company or any of its subsidiaries in good faith and on a full-time basis and shall at all times act in good faith in the course of Executive’s employment under this Employment Agreement in the best interests of the Company and its subsidiaries. The parties acknowledge that Executive currently serves on the boards of Focus Brands, a for-profit corporation, and Seacology, a not-for-profit corporation. Executive may continue such board service and manage his personal investments to the extent that such activities do not interfere, individually or in the aggregate, with Executive’s duties under this Employment Agreement. For the avoidance of doubt, Executive may serve on additional boards only with the Board’s prior written approval.

(c)       Board of Directors. The Board shall take such action as may be necessary to appoint or elect Executive as a member of the Board as of the Effective Date. Thereafter, during the Term, the Board shall nominate Executive for re-election as a member of the Board at the expiration of the then current term; provided that the foregoing nomination shall not be required to the extent prohibited by legal or regulatory requirements.

SECTION 3. COMPENSATION AND BENEFITS

(a)       Base Salary. Executive’s base salary shall be $715,000 per year (the “Base Salary”), starting as of the Effective Date, which Base Salary is (i) payable in installments, in accordance with the Company’s standard payroll practices and policies for senior executives, (ii) subject to such withholding and other taxes as required by law or as otherwise permissible under such practices or policies and (iii) subject to increase (but not decrease) in the Board’s discretion.

(b)       Employee Benefit Plans. Executive is eligible to participate in the employee benefit plans, programs and policies maintained by the Company for its senior executives generally, in accordance with the terms and conditions of such plans, programs and policies as in effect from time to time.

(c)       Annual Bonus. With respect to fiscal year 2017, Executive will be eligible for an annual bonus (“Annual Bonus”) in accordance with the terms of the Company’s plan currently in effect for such fiscal year (the “2017 Plan”), with a target bonus opportunity equal to 75% of Base Salary (with respect to the 2017 fiscal year, the “Target Bonus”), and with the actual Annual Bonus based upon attainment of the performance goals set forth in the 2017 Plan. Commencing with fiscal year 2018, Executive will be eligible to receive an Annual Bonus under the Company’s annual bonus plan as may be in effect from time to time, with a target bonus opportunity of 100% of Base Salary (with respect to the 2018 fiscal year and thereafter, the “Target Bonus”), and with the actual Annual Bonus based upon the attainment of one or more pre-established performance goals established by the Board (or a committee thereof) in its sole discretion.

(d)       Equity Awards. Within 15 days of the Closing Date, the Company shall grant Executive options to purchase 1.2 million shares of Company common stock under the Company’s 2017 Omnibus Incentive Plan (the “Incentive Plan”), at an exercise price equal to the fair market value of a share of Company common stock as of the grant date (which will equal either (1) the closing sales price of a share of Company common stock as of the grant date or (ii) the average closing sales price of a share of Company common stock over a period of up to five days preceding the grant date, as determined by the Board (or a committee thereof) in its sole discretion) and with vesting commencing on the Closing Date, substantially in accordance with the form of Nonqualified Stock Option Agreement attached hereto as Exhibit A. Thereafter, Executive shall be considered to receive equity and other long-term incentive awards (which may include, without limitation, restricted stock units and options) under any applicable plan adopted by the Company during the Term for which its senior executives are generally eligible. The level of Executive’s participation in any such plan, if any, shall be determined in the sole discretion of the Board from time to time.

(e)       Paid Time Off. Executive shall accrue up to 20 days of paid time off on a pro rata basis during each successive one-year period in the Term. Accrued paid time off shall be taken at such time or times in each such one-year period so as not to materially and adversely interfere with the business of the Company and in no event shall more than ten days of paid time off be taken consecutively without approval by the Board. Executive shall have no right to carry over unused paid time off from any such one-year period to any other such one-year period or to receive any additional compensation in lieu of taking Executive’s paid time off.

(f)       Business Expenses. Executive shall be reimbursed for reasonable and appropriate business expenses incurred and appropriately documented in connection with the performance of Executive’s duties and responsibilities under this Employment Agreement in accordance with the Company’s expense reimbursement policies and procedures for its senior executives. In connection with required business travel, Executive shall be permitted to travel either business class or first class.

SECTION 4. TERMINATION OF EMPLOYMENT AND SEVERANCE

(a)       Right of Termination. The Company shall have the right to terminate Executive’s employment at any time, and Executive shall have the right to resign at any time, subject to the obligations and conditions contained herein.

(b)       Payments upon Termination. Upon termination of Executive’s employment with the Company for any reason, the Company shall pay to Executive on his last day of employment with the Company all Base Salary earned by Executive through his last day of employment, any earned and payable (but as of yet unpaid) Annual Bonus for the previous year and any unreimbursed business expenses properly incurred and submitted by Executive in accordance with SECTION 3(f).

(c)       Severance.

(i)	If, during the Term of this Employment Agreement, (A) Executive’s employment hereunder is terminated without Cause, (B) Executive resigns for Good Reason, or (C) a termination occurs due to the Company’s non-renewal in accordance with SECTION I hereof (each, a “Qualifying Termination”), then, upon Executive’s Termination of Employment (as defined below), the Company shall (in lieu of any other severance benefits under any of the Company employee benefit plans, programs or policies): (w) pay to Executive a pro-rated portion of the Annual Bonus to which Executive would otherwise be entitled for the year of termination (if any) calculated at the end of such year (with the proration based on the number of days Executive was employed with the Company during such year) and paid on the same date on which annual bonuses are paid to other executives of the Company (the “Pro-Rata Bonus”); (x) (1) continue to pay Executive’s Base Salary at the time of such termination for a period of twenty-four (24) months following such Termination of Employment, and (2) pay to Executive an amount equal to two times Executive’s Target Bonus for the year in which Executive’s Termination of Employment occurs, with such amount payable in substantially equal installments over the twenty-four (24) month period immediately following such Termination of Employment; (y) provide for the pro-rata vesting of any outstanding incentive equity awards based on Executive’s employment with the Company from the commencement of the then current vesting tranche through the Termination of Employment (e.g., if the current vesting period is twelve (12) months, and Executive’s Termination of Employment occurs nine (9) months after the commencement of the current vesting period, then Executive will vest in 75% of the current tranche of the incentive equity award) (the “Pro-Rata Equity Vesting”); and (z) if such Termination of Employment occurs after the fourth anniversary of the Effective Date (a “Retirement Termination”), provide for continued vesting of all of Executive’s incentive equity awards granted at least one year preceding the Termination of Employment, as if Executive remained employed and with any performance-based incentive equity awards vesting only to the extent the underlying performance metrics are achieved, and for Executive’s stock options to remain outstanding until their expiration date (collectively, the “Retirement Equity Treatment”). The severance amounts provided in clause (x) above will be paid in accordance with the Company’s normal payroll practices, subject to such withholding and other taxes as may be required or as otherwise permissible under the Company’s practices or policies.

Additionally, subject to Executive’s (1) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (2) continued copayment of premiums at the same level and cost to Executive as if Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), Executive will be entitled to continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers Executive (and Executive’s eligible dependents) for a period of eighteen (18) months following his Termination of Employment, provided that Executive is eligible and remains eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated herein by making a taxable cash payment to Executive of the applicable employer premiums to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); and provided, further, that in the event that Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company hereunder shall immediately cease.

(ii)	The Company shall have no obligation to make or provide any severance payments or benefits under clauses (w) and (x) of SECTION 4(c)(i), if (A) Executive violates any of the material provisions of SECTION 5 of this Employment Agreement (with SECTION 5(e) deemed material), or (B) Executive does not execute and deliver (without revoking) to the Company a general release in the form attached to this Employment Agreement as Exhibit B (the “Release”) following Executive’s Termination of Employment. With respect to clause (A) of this SECTION 4(c)(ii), Executive will have fifteen (15) days from the date of the Company’s notice of the violation in which to cure such violation (to the extent such violation is capable of cure, as determined in the Company’s good faith discretion) (the “Cure Opportunity”), before the termination of severance payments and benefits takes effect.

(iii)	The Company shall have no obligation to provide for the Pro-Rata Equity Vesting nor the Retirement Equity Treatment, if Executive does not deliver the Release. Additionally, if Executive violates any of the material provisions of SECTION 5 of this Employment Agreement (with SECTION 5(e) deemed material) within two years of his Retirement Termination, then subject to the Cure Opportunity described above, any (A) unvested incentive equity awards and (B) incentive equity awards that vested following the Retirement Termination (collectively, the “Retirement Incentive Equity”) will be forfeited without payment of any consideration, and to the extent necessary to effectuate the foregoing, Executive will be obligated to repay to the Company any gain (e.g., the fair market value of a full value award upon settlement or the excess of the fair market value of shares received upon exercise of stock options over the applicable aggregate exercise price) received in respect of previously exercised or settled Retirement Incentive Equity (collectively, the “Retirement Equity Forfeiture Provisions”).

(iv)	Executive waives Executive’s rights, if any, to have the payments provided for under this SECTION 4(e) taken into account in computing any other benefits payable to, or on behalf of, Executive by the Company.

(v)	Subject to this SECTION 4(c)(v), notwithstanding anything to the contrary in this Employment Agreement, if a Change in Control (as defined in the Incentive Plan) occurs, neither the Company, nor any current and/or future entity that controls, is controlled by or is under common control with the Company (collectively, “Affiliates”), nor any acquirer of the Company or any Affiliate of the Company will have any obligation to make severance payments under this Section in connection with such Change in Control unless a Qualifying Termination occurs as described in clause (A) of the following sentence. Executive shall be entitled to the following Change in Control benefits: (A) if a Qualifying Termination occurs during the Term of this Employment Agreement and within the twelve (12)-month period immediately following a Change in Control, in addition to the payments and benefits set forth in SECTION 4(c)(i), Executive will be entitled to accelerated vesting of all of his incentive equity awards outstanding as of the consummation of such Change in Control, subject to his execution and non-revocation of the Release as required below, and (B) notwithstanding whether a Qualifying Termination occurs, if a Change in Control is a Qualifying Change in Control (as defined below), Executive will be entitled to accelerated vesting of all of his incentive equity awards outstanding as of consummation of such Change in Control.

“Qualifying Change in Control” means (1) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, the Investors (as defined in the Incentive Plan), any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities {and for this purpose public shareholders of an entity into which the Company merges shall be treated as a “person”); and (2) as of the consummation of the transaction described in clause (1), individuals who constitute the Board immediately before the transaction, and any new director (other than a director designated by a Person (as defined in the Incentive Plan) who has entered into an agreement with the Company to effect the transaction described in clause (I) or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two thirds of the directors then still in office who either were directors immediately before the transaction or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board.

(vi)	“Termination of Employment” means the date on which Executive’s “separation from service” occurs within the meaning of Section 409A of the Internal Revenue Code.

(vii)	The severance payments described in SECTION 4(c)(i) shall commence within the sixty (60) day period following Executive’s Termination of Employment, provided Executive executes the Release and the Release becomes effective and irrevocable within such sixty (60) day period, and provided, further, that if such sixty (60) day period begins in one calendar year and ends in a second calendar year, such payments shall be made or shall commence in the second calendar year.

(d)      Termination by the Company for Cause or by Executive other than for Good Reason.

(i)	The Company shall have the right to terminate Executive’s employment at any time for Cause, and Executive shall have the right to resign at any time with or without Good Reason.

(ii)	If Executive’s employment is terminated for Cause or Executive resigns other than for Good Reason, the Company’s only obligation to Executive under this Employment Agreement (except as provided under SECTION 4(g)) shall be to make the payments required under SECTION 4(b); provided that if Executive’s resignation other than for Good Reason occurs after the fifth anniversary of the Effective Date (and is not under circumstances where Cause exists), then subject to Executive’s execution and non-revocation of the Release within sixty (60) days following Executive’s Termination of Employment, Executive will be entitled to the Retirement Equity Treatment, subject to the Retirement Equity Forfeiture Provisions.

(e)       Cause. “Cause” shall exist if Executive (i) is convicted of, or pleads guilty or nolo contendere to, a felony or, (ii) (a) engages in gross neglect or willful misconduct with respect to his duties and responsibilities hereunder; (b) materially breaches any of Executive’s fiduciary duties to the Company or any of its Affiliates; (c) otherwise materially breaches in any material respect any provision of this Employment Agreement or any other agreement between Executive and the Company or any of its Affiliates; (d) engages in any activity or behavior, including substance abuse, that is or could reasonably be expected to be harmful in any material respect to the property, business, goodwill, or reputation of the Company or any of its Affiliates; or (e) commits theft, larceny, embezzlement, or fraud; provided, however, that Executive may not be terminated for “Cause” unless (x) in respect of any event described in clause (i) above, the Board provides Executive with reasonable advance written notice to Executive of its intent to terminate Executive for Cause, (y) in respect of any event described in clause (ii) above, the Company provides Executive written notice of the basis for which the Board believes Cause exists and an opportunity to bring legal counsel to a meeting with the Board to review and address the allegations of Cause, and (z) in respect of any of the events described in clause (ii)(c) above or, to the extent the Board reasonably and in good faith determines that the applicable activity or behavior is curable, in respect of any of the events described in clauses (ii)(a) or (b), Executive fails to cure any such breach, activity or behavior to the good faith satisfaction of the Board within 10 business days after Executive’s receipt of written notice of the breach, activity or behavior (provided, further, that Executive shall only be entitled to one such opportunity to cure under this Employment Agreement). Executive shall not be subject to a for Cause termination solely on the basis of poor performance or as a result of following the direction of the Board or the Executive Chairman or Vice Chairman of the Board or for acting or not acting on the advice of counsel to the Company.

(f)        Good Reason. “Good Reason” means, without the express prior written consent of Executive, (i) a material reduction of Executive’s position, duties, and responsibilities with the Company from those in effect as of the date of this Employment Agreement (provided that Executive ceasing to serve as the Chief Executive Officer of a public company will not, standing alone, constitute Good Reason; and provided, further, that the Company’s transition of Executive’s position, duties, and responsibilities to a new Chief Executive Officer following receipt of Executive’s notice of retirement (which he must provide at least six (6) months prior to retiring) will not constitute Good Reason so long as Executive continues to have executive officer-level responsibilities), (ii) Executive no longer reports to at least one of (A) the Board, (B) the Executive Chairman of the Board or (C) the Executive Vice Chairman of the Board, (iii) the Company’s failure to take commercially reasonable best efforts to nominate Executive to the Board (unless such nomination is prohibited by legal or regulatory requirements), (iv) a reduction by the Company of Executive’s Base Salary provided in SECTION 3(a) of this Employment Agreement, (v) a reduction by the Company of Executive’s Target Bonus provided in SECTION 3(a) of this Employment Agreement, (vi) the Company’s material breach of this Employment Agreement, or (vii) the Company’s requiring Executive to move his primary place of employment more than 50 miles from his primary place of employment as of the Effective Date (provided, that, Executive will not have Good Reason under this clause (vii), if the Company relocates its headquarters without relocating Executive’s primary place of employment, even if such relocation increases the amount of Executive’s business travel); provided, however, that no act or omission described in clauses (i) through (vii) shall be treated as “Good Reason” under this Employment Agreement unless (I) Executive delivers to the Company a written statement of the basis for Executive’s belief that Good Reason exists, (2) Executive gives the Company thirty (30) days after the delivery of such statement to cure the basis for such belief, and (3) Executive actually resigns during the ten (10) day period which begins immediately after the end of such thirty (30) day period if Good Reason continues to exist after the end of such thirty (30) day period.

(g)       Termination for Disability or Death.

(i)	Disability. The Company may terminate the Term and Executive’s employment, if Executive is unable substantially to perform Executive’s duties and responsibilities hereunder to the full extent required by the Board by reason of a Permanent Disability, as defined below. Executive shall upon his Termination of Employment by reason of a Permanent Disability, be entitled to the following: (i) the Pro-Rata Bonus; (ii) any other amounts earned, accrued or owing but not yet paid, which amounts shall be paid within thirty (30) days following such Termination of Employment; and (iii) continued participation, in accordance with the terms of such plans, in those employee welfare benefit plans in which Executive was participating on the date of termination which, by their terms, permit a former employee to participate. In such event, the Company shall have no further liability or obligation to Executive for compensation under this Employment Agreement. Executive agrees, in the event of a dispute under this SECTION 4(g)(i), to submit to a physical examination by a licensed physician selected by the Board. For purposes of this Employment Agreement, “Permanent Disability” has the same meaning as for purposes of the Company’s permanent disability insurance policies which now or hereafter cover the permanent disability of Executive or, in absence of such policies, means the inability of Executive to work in a customary day-to-day capacity for six (6) consecutive months or for six (6) months within a twelve (12) month period, as determined by the Board.

(ii)	Death. The Term and Executive’s employment with the Company shall terminate in the event of Executive’s death. In such event, the Company shall pay to Executive’s executors, legal representatives or administrators, as applicable, a prorated portion of the Target Bonus for the year in which such death occurs (with the proration based on the number of days Executive was employed with the Company during such year), paid within thirty (30) days following such Termination of Employment. In addition, Executive’s estate shall be entitled upon Executive’s death to (i) any other amounts earned, accrued or owing but not yet paid, which amounts shall be paid within thirty (30) days following such Termination of Employment; and (ii) any other benefits to which Executive is entitled in accordance with the terms of the applicable plans and programs of the Company. The Company shall have no further liability or obligation under this Employment Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

(h)       Benefits at Termination of Employment. Executive will have, upon termination of his employment, the right to receive any benefits payable under the Company’s employee benefit plans, programs and policies that Executive otherwise has a nonforfeitable right to receive under the terms of such plans, programs and policies (other than severance benefits), independent of Executive’s rights under this Employment Agreement.

(i)       Other Obligations. Upon any termination of Executive’s employment with the Company, Executive shall be deemed to have tendered his resignation from the Board and any other position as an officer, director or fiduciary of any Company-related entity.

SECTION 5. COVENANTS BY EXECUTIVE

(a)     The Company’s Property.

(i)	Executive, upon the termination of Executive’s employment for any reason or, if earlier, upon the Company’s request, shall promptly return all Property (as defined below) that had been entrusted or made available to Executive by the Company or any of its subsidiaries; provided, that, Executive may retain his contacts, calendars and personal correspondence and any compensation information reasonably needed for tax preparation purposes.

(ii)	The term “Property” means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Executive during Executive’s employment with the Company or any of subsidiaries (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Executive individually or with others during Executive’s employment that relate to the business, products or services of the Company or any of its subsidiaries.

(b)       Trade Secrets.

(i)	Executive agrees that Executive will hold in a fiduciary capacity for thebenefit of the Company and its subsidiaries and will not directly or indirectly use or disclose, other than when required to do so in good faith to perform Executive’s duties and responsibilities, any Trade Secret (as defined below) that Executive may have acquired during the term of Executive’s employment with the Company or any of its subsidiaries for so long as such information remains a Trade Secret, unless Executive is required to do so by a lawful order of a court of competent jurisdiction, any governmental authority, or agency, or any recognized subpoena; provided, however, that before making any disclosure of a Trade Secret pursuant to a such an order or subpoena, Executive will provide notice of such order or subpoena to the Company to permit the Company to challenge such order or subpoena if the Company, in its sole discretion and at its expense, desires to challenge such order or subpoena or to seek a protective order preventing further disclosure of the Trade Secret. Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Trade Secret that (A) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company or any of its subsidiaries for reporting a suspected violation of law, Executive may disclose the Trade Secret to Executive’s attorney and use the Trade Secret information in the court proceeding, if Executive files any document containing the Trade Secret under seal and does not disclose the Trade Secret except under court order. Nothing in this Employment Agreement is intended to conflict with 18 U.S.C. § I 833(b) or create liability for disclosures of Trade Secrets that are expressly allowed by such section.

(ii)	The term “Trade Secret” means information, without regard to form, including technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that are not commonly known or available to the public and which information (A) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (B) is the subject of reasonable efforts by the Company or any of its subsidiaries to maintain its secrecy.

(iii)	This SECTION 5(b) and SECTION 5(c) are intended to provide rights to the Company and its subsidiaries that are in addition to, not in lieu of, those rights the Company and its subsidiaries have under the common law or applicable statutes for the protection of trade secrets and Confidential Information.

(c)       Confidential Information.

(i)	Executive while employed by the Company or any of its subsidiaries and after termination of such employment for any reason shall, for so long as the information remains Confidential Information, hold in a fiduciary capacity for the benefit of the Company and its subsidiaries and shall not directly or indirectly use or disclose, other than when required to do so in good faith to perform Executive’s duties and responsibilities, any Confidential Information (as defined below) that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive’s employment with the Company or any of its subsidiaries, unless Executive is required to do so by a lawful order of a court of competent jurisdiction, any governmental authority, or agency, or any recognized subpoena; provided, however, that before making any disclosure of a Confidential Information pursuant to a such an order or subpoena, Executive will provide notice of such order or subpoena to the Company to permit the Company to challenge such order or subpoena if the Company, in its sole discretion and at its expense, desires to challenge such order or subpoena or to seek a protective order preventing further disclosure of the Confidential Information.

(ii)	The term “Confidential Information” means any secret, confidential or proprietary information possessed by the Company or any of its subsidiaries relating to their respective businesses that is or has been disclosed to Executive or of which Executive becomes aware as a consequence of or through Executive’s relationship with the Company or any of its subsidiaries, and is not generally known to the competitors of the Company or any of its subsidiaries, including customer lists, details of client or consultant contracts, the terms and conditions of this Employment Agreement, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, licensing strategies, advertising campaigns, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, employee compensation information, business acquisition plans and new personnel acquisition plans, which are not otherwise included in the definition of a Trade Secret under this Employment Agreement. Confidential Information shall not include any information that has been voluntarily disclosed to the public by the Company or any of its subsidiaries (except where such public disclosure has been made by Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(iii)	Nothing in this Employment Agreement shall prohibit or restrict the Company or its Affiliates, Executive or their respective attorneys from: (A) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Employment Agreement or any other litigation between the Company or its Affiliates and Executive, or as required by law or legal process, including with respect to possible violations of law; (B) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (C) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Employment Agreement prohibits or restricts the Company or its Affiliates or Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.

(d)       Ownership of Work Product.

(1)	Executive acknowledges and agrees that Executive will be employed with the Company, and may also be employed with one or more of its subsidiaries, in positions that could provide the opportunity for conceiving and/or reducing to practice developments, discoveries, methods, processes, designs, inventions, ideas, or improvements (hereinafter collectively called “Work Product”). Accordingly, Executive agrees to promptly report and disclose to the Company in writing all Work Product conceived, made, implemented, or reduced to practice by Executive, whether alone or acting with others, during Executive’s employment with the Company or any of its subsidiaries. Executive acknowledges and agrees that all Work Product is the sole and exclusive property of the Company. Executive agrees to assign, and hereby automatically assigns, without further consideration, to the Company any and all rights, title, and interest in and to all Work Product; provided, however, that this SECTION 5(d)(i) shall not apply to any Work Product for which no equipment, supplies, facilities, or trade secret information of the Company or any of its subsidiaries was used and that was developed entirely on Executive’s own time, unless the Work Product (A) relates directly or indirectly to the business of the Company or any of its subsidiaries or any such entity’s actual or demonstrably anticipated research or development, or (B) results from any work performed by Executive for the Company or any of its subsidiaries. The Company and its subsidiaries, together with their respective successors and assigns, shall have the right to obtain and hold in their respective own names copyright registrations, trademark registrations, patents and any other protection available to the Work Product.

(ii)	Executive agrees to perform, upon the reasonable request of the Company, such further acts as may be reasonably necessary or desirable to transfer, perfect, and defend the Company’s and its subsidiaries’ ownership of the Work Product, including (A) executing, acknowledging and delivering any requested affidavits and documents of assignment and conveyance, (B) assisting in the preparation, prosecution, procurement, maintenance and enforcement of all copyrights and/or patents with respect to the Work Product in any countries, (C) providing testimony in connection with any proceeding affecting the right, title or interest of the Company and its subsidiaries in any Work Product, and (D) performing any other acts deemed necessary or desirable to carry out the purposes of this Employment Agreement. The Company shall reimburse all reasonable out-of-pocket expenses incurred by Executive at the Company’s request in connection with the foregoing.

(e)       Non-Competition; Non-Solicitation.

(i)	While employed by the Company or any of its subsidiaries and for twenty-four (24) months following termination of Executive’s employment for any reason, Executive will not, whether as an employee, consultant, advisor, independent contractor, or in any other capacity, provide services to any Competing Business in the Territory. For purposes of this Employment Agreement, the term “Territory” means the United States, and the term “Competing Business” means: (i) the weight loss industry, (ii) the diet care set of the health and beauty category within the food, drug, mass and specialty retail channels, (iii) snacking, and (iv) any business that competes with the Company or any of its subsidiaries or engages in any other material business in which the Company or any of its subsidiaries is engaged during the Term or in which it or they have taken material steps to engage with Executive’s knowledge, on or prior to Executive’s Termination of Employment. Executive acknowledges and agrees that the Territory identified in this SECTION 5(e)(i) is the geographic area in or as to which he is expected to perform services or have responsibilities for the Company and its Affiliates by being actively engaged as a member of the Company’s management team as Chief Executive Officer and President during his employment with the Company.

(ii)	The foregoing restrictions shall not be construed to prohibit (A) Executive from working for a corporation or private equity firm that competes with the Competing Business, so long as (x) Executive does not engage in the sector that competes with the Competing Business and (y) the Competitive Business does not constitute more than 10% of the corporation’s or private equity firm’s business by gross revenue, or (B) the ownership by Executive of less than one percent (1%) of any class of securities of any company which is a Competing Business having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended (or through an investment in any mutual, private equity or hedge fund or similar pooled investment vehicle); provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such company, guarantees any of its financial obligations, consults with, advises, or otherwise takes any part in its business, other than exercising Executive’s rights as a shareholder, or seeks to do any of the foregoing.

(iii)	While employed with the Company or any of its subsidiaries and for twenty-four (24) months following termination of Executive’s employment for any reason, Executive shall not, on his own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, directly or indirectly, hire, or solicit or attempt to solicit any officer, employee or independent contractor, consultant or advisor of the the Company or its direct or indirect subsidiaries with whom Executive had contact in the course of Executive’s employment with the Company to terminate or reduce his or her employment or business relationship with the the Company or its direct or indirect subsidiaries and shall not assist any other person or entity in such a solicitation. This clause (iii) shall not prohibit Executive from providing a reference at the request of any individual or entity referenced above.

(f)      Non-Disparagement. Executive will not make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of the Company or any of its direct or indirect subsidiaries, the Board, or any of their respective current, former or future affiliates (solely to the extent Executive has (or could reasonably be expected to have) knowledge that an entity is an affiliate), or any current, former or future shareholders, partners, managers, members, officers, directors, or employees of any of the foregoing (solely to the extent Executive has (or could reasonably be expected to have) knowledge thereof) (each, a “Company Party”), including negative references to or about any Company Party’s services, policies, practices, documents, methods of doing business, strategies, objectives, shareholders, partners, managers, members, officers, directors, or employees, or take any other action that may disparage any Company Party to the general public and/or any Company Party’s officers, directors, employees, clients, suppliers, investors, potential investors, business partners or potential business partners. The Company will instruct its executive officers and directors not to make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of Executive. Notwithstanding anything to the contrary in the foregoing, the foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s executives and directors (including Executive) shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

(g)       Cooperation. Executive will cooperate with all reasonable requests by the Company (or any of its Affiliates) for assistance in connection with any investigation or legal proceedings involving the Company (or any of its Affiliates, to the extent Executive was involved with any such Affiliate while employed hereunder), including by providing truthful testimony in person in any such legal proceedings without having to be subpoenaed. Such cooperation shall be at reasonable times and locations and shall be reasonably subject to Executive’s personal and business commitments and shall not require Executive to cooperate against his own legal interests. Executive shall be reimbursed for any reasonable expenses incurred in connection with such cooperation including travel (at the level provided to Executive during his employment) and reasonable legal fees in the event Executive determines that it is necessary for him to engage independent counsel; provided, that, the Company shall have the opportunity to reasonably pre-approve such expenses.

(h)       Reasonable and Continuing Obligations. Executive agrees that Executive’s obligations under this SECTION 5 are obligations that will continue beyond the date Executive’s employment with the Company and its subsidiaries terminates, regardless of the reason for such termination, and that such obligations are reasonable and necessary to protect the legitimate business interests of the Company and its subsidiaries. In addition, the Company shall have the right to take such other action as such entity deems necessary or appropriate to compel compliance with the provisions of this SECTION 5, including seeking injunctive relief.

(i)       Remedy for Breach. Executive agrees that the remedies at law of the Company and its subsidiaries for any actual or threatened breach by Executive of the covenants in this SECTION 5 would be inadequate and that the Company and its subsidiaries shall be entitled to specific performance of the covenants in this SECTION 5, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this SECTION 5, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses that the Company and its subsidiaries may be legally entitled to recover. Executive acknowledges and agrees that the covenants in this SECTION 5 shall be construed as agreements independent of any other provision of this or any other agreement between the Company or any of its subsidiaries and Executive, and that the existence of any claim or cause of action by Executive against the Company or any of its subsidiaries, whether predicated upon this Employment Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company or any of its subsidiaries of such covenants.

SECTION 6. SECTION 409A COMPLIANCE

(a)       The Company and Executive agree that this Employment Agreement will be administered and interpreted in good faith in a manner which is intended to minimize the risk that Executive will be subject to tax under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to any payments to be made or benefits to be provided to Executive by the Company pursuant to the terms of this Employment Agreement, and the Company and Executive agree to cooperate fully and in good faith with one another to seek to minimize such risk.

(b)       Notwithstanding any other provision of this Employment Agreement, no payments shall be made and no benefits shall be provided under this Employment Agreement as a result of Executive’s termination of employment unless Executive has a “separation from service” within the meaning of Section 409A in connection with such termination of employment, and Executive and the Company acknowledge and agree that a “separation from service” may come before, after or coincide with any such termination of employment and that the payments otherwise to be made at a termination of employment and that the benefits otherwise to be provided at a termination of employment shall only be made or provided at the time of the related “separation from service”. Furthermore, Executive and the Company acknowledge and agree that all or any part of any payment to be made or benefit to be provided to Executive during the 6 month and 1 day period which starts on the date Executive has a “separation from service” (other than by reason of Executive’s death) shall be delayed and then paid (in a lump sum without interest) or provided (without interest) on the first business day which comes 6 months and 1 day after the date of Executive’s “separation from service” if the Company acting in good faith determines that (1) Executive is a “specified employee” within in the meaning of Section 409A and (ii) making such payment or providing such benefit during such 6 month and 1 day period would put Executive at risk for any taxes or penalties under Section 409A.

(c)       With respect to items eligible for reimbursement under the terms of this Employment Agreement, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits provided, in any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in another taxable year, (ii) no reimbursement or in-kind benefit may be exchanged or liquidated for another payment or benefit, and (iii) any reimbursements of expenses shall be made as soon as practicable under the circumstances but in any event no later than the end of the calendar year following the calendar in which the related expenses were incurred.

(d)       The Company and Executive intend that each installment of payments and benefits provided under this Employment Agreement shall be treated as a separate identified payment for purposes of Section 409A, and that neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits if a determination is made in good faith that any such acceleration or deferral would present a risk that Executive would be subject to any tax under Section 409A.

(e)       Executive acknowledges and agrees that nothing in this Employment Agreement shall be construed as a covenant by the Company that no payment will be made or benefit will be provided under this Employment Agreement which will be subject to taxation under Section 409A or as a guarantee or indemnity by the Company for the tax consequences to the payments and benefits called for under this Employment Agreement including any tax consequences under Section 409A. Finally, Executive agrees that Executive shall be the only person responsible for paying all taxes due with respect to such payments and benefits.

SECTION 7. SECTION 280G

(a)       Best-Net Cutback. Notwithstanding any other provision of this Employment Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to Executive or for Executive’s benefit pursuant to the terms of this Employment Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this SECTION 7 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

(b)       Method of Reduction. The Covered Payments shall be reduced in a manner that maximizes Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(c)       Determination. Any determination required under this SECTION 7, including whether any payments or benefits are parachute payments, shall be made in the sole discretion of an independent accounting firm selected and paid for by the Company using reasonable assumptions on Executive’s tax rates (as determined by such accounting firm). Executive shall provide the Company with such information and documents as the Company and such accounting firm may reasonably request in order to make a determination under this SECTION 7. The parties shall cooperate to the extent necessary to reduce the Excise Tax, including determining “reasonable compensation” under Sections 280G and 4999 of the Code (which may involve the valuation of Executive’s non-compete obligations). The accounting firm’s determination shall be final and binding on Executive and the Company absent manifest error.

SECTION 8. INSURANCE AND INDEMNIFICATION

(a)       Insurance. The Company shall cover Executive under its directors’ and officers’ liability insurance both during and, while potential liability exists, after the Term in the same amount and to the same extent as the Company covers its other executive officers and directors.

(b)       Indemnification. The Company hereby agrees to indemnify Executive and hold Executive harmless to the extent provided under the By-Laws of the Company (and at the same level as it covers its other executive officers and directors) against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company. This obligation shall survive the termination of Executive’s employment with the Company.

SECTION 9. ATTORNEYS’ FEES

Upon presentation of appropriate documentation, the Company shall pay Executive’s reasonable counsel fees incurred in connection with the negotiation and documentation of this Employment Agreement, up to a maximum of $25,000, which shall be paid within sixty (60) days following the Effective Date, provided that Executive is still employed at the time of such payment (other than as a result of Executive’s death, Disability, termination without Cause or termination for Good Reason).

SECTION 10. MISCELLANEOUS

(a)       Notices. All Notices and all other communications which are required to be given under this Employment Agreement must be in writing and shall be deemed to have been duly given when (i) personally delivered, (ii) mailed by United States registered or certified mail postage prepaid, (iii) sent via a nationally recognized overnight courier service, (iv) sent via facsimile to the recipient, or (v) sent via e-mail to the recipient, in each case as follows:

If to the Company:	The Simply Good Foods Company 1050 17th Street, Suite 1500 Denver, CO 80265 Attn: General Counsel

If to Executive:	Joseph E. Scalzo Last address in books and records of the Company

with a copy to:	Michael S. Katzke Katzke & Morgenbesser LLP 1345 Avenue of the Americas, 11th Fl. New York, NY 10105

or such other address or addresses as either party hereto shall have designated by notice in writing to the other party hereto.

(b)       No Waiver. Except for any notice required to be given under this Employment Agreement, no failure by either the Company or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Employment Agreement shall be deemed a waiver of any provisions or conditions of this Employment Agreement.

(c)       Applicable Law. This Employment Agreement shall be governed by the laws of the State of Delaware (except to the extent that its choice of law provisions would call for the application of the law of another jurisdiction).

(d)       Other Agreements. This Employment Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Executive’s employment relationship with the Company and this Employment Agreement constitutes the entire agreement of the Company and Executive with respect to such terms and conditions, and all such agreements and understandings shall be superseded hereby (including, without limitation, the Prior Agreement). Executive acknowledges that Executive is not obligated under any contract or other agreement that would conflict with Executive’s obligations under this Employment Agreement and Executive’s ability to perform Executive’s duties and responsibilities under this Employment Agreement upon commencement of and during the Term.

(e)       Amendment. No amendment to this Employment Agreement shall be effective unless it is both: (i) agreed to and signed by Executive and (ii) read and approved by the Board.

(f)       Invalidity. If any part of this Employment Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Employment Agreement. If any court construes any provision or portion of this Employment Agreement to be unenforceable because of the scope or duration of such provision, it is the intention of the parties that the court reduce or reform the scope or duration to its greatest enforceable level.

(g)       Arbitration. The Company and Executive shall have the right to obtain from a court an injunction or other equitable relief arising out of Executive’s breach of the provisions of SECTION 5 of this Employment Agreement. However, any other controversy or claim arising out of or relating to this Employment Agreement, any alleged breach of this Employment Agreement, or Executive’s employment with the Company or the termination of such employment, including any claim as to arbitrability or any claims for any alleged discrimination, harassment, or retaliation in violation of any federal, state or local law, shall be settled by binding arbitration in Arapahoe County, Colorado in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes and any judgment upon any award, which may include an award of damages, may be entered in the state or federal court having jurisdiction over such award.

(h)       Costs of Enforcement. In the event of a dispute or action to enforce the terms of this Employment Agreement, each party hereto shall bear its own costs and expenses incurred in connection therewith, including all attorneys’ fees.

(i)       Clawback Provisions. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise reasonably determined by the Company in a manner consistent for all executive officers, Executive’s incentive-based compensation shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture, repurchase and/or recoupment of such incentive-based compensation. Notwithstanding any provision of this Employment Agreement to the contrary, the Company reserves the right, without Executive’s consent, to adopt any such clawback policies and procedures for all executive officers, including such policies and procedures applicable to this Employment Agreement with retroactive effect.

(j)       Assignment. This Employment Agreement may not be assigned by Executive. This Employment Agreement may be assigned by the Company, without Executive’s consent, to (1) any affiliate of the Company (so long as the Company or such affiliate remains liable for any amounts due hereunder), or (2) any other successor in interest to the Company’s business and assets (whether by merger, sale of assets, contribution of assets or otherwise). This Employment Agreement shall be binding on and inure to the benefit of the Company and its successors and assigns.

(k)      Interpretation. As used in this Employment Agreement, the word “including” means “including, without limitation” in each instance.

*        *      *       *       *

IN WITNESS WHEREOF, the Company and Executive have executed this Amended and Restated Employment Agreement in multiple originals to be effective on the Effective Date.

THE SIMPLY GOOD FOODS COMPANY		EXECUTIVE

By:	/s/ David West	/s/ Joseph E. Scalzo
Name:	David West	Joseph E. Scalzo
Title:	President

This 7th day of July, 2017		This 7th day of July, 2017

 [Signature Page to Amended and Restated Employment Agreement]

Exhibit A

Form of Nonqualified Stock Option Agreement

Exhibit B

Form of Release